Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Post-Effective Amendment No. 21 of the registration statement on Form N-6 (File No. 333-49000) and related Prospectus of Century II Alliance Variable Universal Life of our report dated March 7, 2019 with respect to the consolidated financial statements of Kansas City Life Insurance Company and subsidiaries and our report dated April 26, 2019 with respect to the financial statements of the subaccounts of the Kansas City Life Variable Life Separate Account.  We also consent to the reference to our firm under the caption “Experts.”
/s/ BKD, LLP
Kansas City, Missouri
April 26, 2019